Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2019 (November 12, 2019 as to the material weakness described in Management’s Report on Internal Control over Financial Reporting (revised)), relating to the financial statements of Sprint Corporation (“Sprint”), and the effectiveness of Sprint’s internal control over financial reporting, appearing in T-Mobile US, Inc.’s (“T-Mobile”) Current Report on Form 8-K dated April 1, 2020, as amended by T-Mobile’s Amendment No. 1 to Current Report on Form 8-K/A filed on April 17, 2020.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

April 21, 2020